Exhibit 10(a)

(Current Date)

(Employee Name):

At the direction of the Compensation Committee (the “Committee”) of the Board of Directors of the Company, you are hereby notified that the Committee has granted you a non-qualified stock option (the “Option”) pursuant to the 2007 Stock Incentive Plan as adopted by the Company and as in effect on the date of the grant (the “Plan”).

This Option entitles you to purchase                      shares of Common Stock of the Company at the price of $                 per share which is payable in cash or by check in United States Dollars, Common Shares of the Company, or other property acceptable to the Committee. The date of grant of this Option is                     , 20        , and it is the determination of the Committee that on that date the fair market value of the Company’s Common Shares was $             per share. The Option must be exercised, if at all, on or before                     , 20        . One-third (1/3) of the shares represented by this Option shall become exercisable on each of the first three anniversaries of the date of the grant. The Option may not be exercised for fractional shares.

Except as described below, the Option is subject to the terms, conditions and restrictions of the Plan as in effect on the date of the grant. Copies of the Plan and current prospectus are enclosed. At the time or times you wish to exercise this Option in whole or in part, please refer to this letter and the provisions of the Plan dealing with methods and formalities of exercising your option.

Notwithstanding Section 6.6 of the Plan, the Options shall not become immediately and fully exercisable solely due to the consummation of the transaction contemplated in the Agreement and Plan of Merger, dated April 23, 2008, by and among the Company, Triarc Companies, Inc. and Green Merger Sub, Inc. If for any reason, you do not wish to receive the award and elect instead to have it irrevocably cancelled, contact Angie Walker to request a rejection form, which you may complete and fax back no later than                     , 20        . If you choose to submit a rejection form, the rejection is irrevocable. If you have any questions regarding this stock option grant, please feel free to contact me.

Sincerely,

WENDY’S INTERNATIONAL, INC.

Karen F. Ickes

Senior Vice President - Human Resources Services

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